Exhibit 18(b)

PricewaterhouseCoopers, LLP Two Commerce Square, Suite 1700 2001 Market Street Philadelphia, PA 19103-7042 Telephone (267) 330 3000 Facsimile (267) 330 3300

February 4, 2002

Board of Managers
PPL Energy Supply, LLC
Two North Ninth Street
Allentown, PA 18101-1179

Dear Managers:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements of PPL Energy Supply, LLC, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and issued our report thereon dated February 4, 2002. Note 12 to the financial statements describes a change in accounting principle related to the method of amortization of unrecognized gains and losses in the annual pension expense/income determined under Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" ("SFAS 87"). Under the prior method, unrecognized gains and losses in excess of ten percent were amortized on a straight line basis over the estimated average future service period of plan participants. Under the current method, a second corridor will be utilized for unrecognized gains and losses in excess of thirty percent of the plan's projected benefit obligation. Unrecognized gains and losses on the second corridor will be amortized on a straight-line method over a period equal to one-half of the average future service period of the active plan participants who are expected to receive plan benefits. It should be understood that the preferability of one acceptable method of accounting over another for the amortization of unrecognized gains or losses calculated in the annual pension expense/income determined under SFAS 87 has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,

PricewaterhouseCoopers LLP